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                                                                   Exhibit 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

         American Business Information, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of American Business Information, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and authorizing and directing the officers and directors of the corporation to solicit the consent of the stockholders of said corporation for consideration thereof. The resolution setting forth said amendment is as follows:

         NOW, THEREFORE, BE IT RESOLVED: That Article I of the Certificate of Incorporation of this corporation, American Business Information, Inc., a Delaware corporation, be amended to read in full as follows:

                  "The name of this corporation is infoUSA Inc."

         SECOND: That thereafter, the necessary number of shares of this corporation's capital stock were voted at a meeting in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, American Business Information, Inc. has caused this certificate to be signed by Steven Purcell, its Secretary, this 30th day of July, 1998.


                                                 By: /s/ Steven Purcell
                                                     ------------------------
                                                     Steven Purcell, Secretary